Exhibit 10.11

SEPARATION AGREEMENT AND GENERAL RELEASE

Revised Effective November 21, 2014

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is entered into on date set forth below, voluntarily, knowingly, and willingly, between Steve Valenzuela (“Mr. Valenzuela”), his representatives, successors, and assigns and Apigee Corporation. (“Apigee”), and all its parent, subsidiary, predecessor, successor and affiliated companies, including corporations, partnerships, divisions and joint ventures, as well as officers, directors, shareholders, partners, employees, agents, attorneys, successors and assigns of Apigee Corporation, or any parent, subsidiary, predecessor or affiliated company.

Apigee has employed Mr. Valenzuela in the capacity of Chief Financial Officer, and Mr. Valenzuela and Apigee mutually desire to amicably conclude his employment relationship with Apigee. Mr. Valenzuela and Apigee mutually desire to enter into this Separation Agreement and General Release, and the terms and implications of this Separation Agreement and General Release have been fully explained to Mr. Valenzuela. Mr. Valenzuela certifies that he has been afforded a reasonable opportunity to consider this Separation Agreement and General Release, and has carefully read and fully understands all of the provisions and effects of this Separation Agreement and General Release.

THEREFORE, in return for the mutual commitments and other consideration provided for in this Agreement, which Mr. Valenzuela and Apigee acknowledge constitute valuable consideration, and intending to be legally bound, the parties agree as follows:

1.	Termination of Prior Relationships.

1.1 Last Date of Employment. The effective date of Mr. Valenzuela’s termination shall be Friday, December 19, 2014 (the “Termination Date”), although Mr. Valenzuela will not report to Apigee’s premises after November 18, 2014. Mr. Valenzuela shall remain available for transitional assistance through the Termination Date. He will then have a break in service and will be available for consulting services as requested from December 24, 2014 through June 23, 2015. Beginning November 18, 2014 Mr. Valenzuela shall not hold himself out as representing Apigee in any matters, nor bind Apigee.

1.2 Payments and Benefits.

a.	Provided that Mr. Valenzuela does not revoke this Agreement within seven (7) days following its execution and does not breach its provisions, Apigee shall provide to Mr. Valenzuela:

(i)	Within ten (10) days following the Termination Date, a lump sum payment of $125,000 will be provided, subject to applicable taxes and other withholdings;

(ii)	Reimbursement of COBRA continuation premiums covering the seven months beginning January 1, 2015; and

(iii)	Should Apigee pay a Q1 company bonus, covering the period August 1, 2014 to October 31, 2014 (with maximum payment at 20% per the approved bonus plan), Mr. Valenzuela will be eligible to receive this bonus.

b.	The vesting of Mr. Valenzuela’s options shall cease as of the Termination Date; however, accelerated vesting of unvested stock options (an additional 223,125 shares vested) will be provided effective upon his Termination Date;

c.	As stipulated in his options agreement, Mr. Valenzuela may exercise the vested portion of his options within three (3) months from the Termination Date; and

d.	Apigee agrees not to contest any claims by Mr. Valenzuela for unemployment compensation benefits.

e.	Mr. Valenzuela and Apigee entered into an indemnification agreement on March 25, 2014. This agreement shall remain in effect as stipulated in section 19 thereof.

f.	Mr. Valenzuela shall continue to be covered by Apigee’s Directors and Officers insurance policy for so long as Apigee purchases such coverage generally.

Transitional Collaborative Services

a.	The parties have entered into an Independent Contractor Agreement (the “ICA”), attached hereto as Exhibit A that will become effective as of December 24, 2014. Pursuant to the terms of the ICA the parties agree that Mr. Valenzuela:

•	will make himself available to collaborate with Apigee on financial and investor relations matters pursuant to a mutually agreed upon SOW and at a rate of $250 per hour for such services.

•	Mr. Valenzuela may represent on LinkedIn and other employment based communications (e.g., resume) that he is engaged in a professional capacity with Apigee during the term of the ICA.

•	Apigee will incur no financial or employment related liability other than “an hour’s pay for an hour’s work”.

•	Mr. Valenzuela acknowledges that he shall have a termination of “Service” (as defined in Apigee’s 2005 Stock Incentive Plan) and therefore (1) all stock option vesting ceases as of the Termination Date (subject to the acceleration provisions of the Payment and Benefits section above), (2) the post-termination exercise period for each of his stock options runs from the Termination Date, and (3) the stock options will be unaffected by the ICA.

1.3 No Admission of Liability. Mr. Valenzuela and Apigee agree that this Agreement represent a compromise of any disputed factual and legal claims which are potential only and which are denied by Apigee. Mr. Valenzuela and Apigee also agree that entering this Agreement is not and shall not be construed to be an admission of liability by either party or by any parties released or held harmless.

2.	Releases and Covenants.

2.1 General Release of Apigee by Mr. Valenzuela; Covenant Not to Sue.

In return for the consideration provided in Section 1, to which Mr. Valenzuela would not otherwise be entitled, Mr. Valenzuela fully and forever releases, absolves, and discharges Apigee from any and all claims, demands, damages, debts, controversies, liabilities, losses, obligations, costs, expenses, attorneys’ fees, actions, liens, and causes of action, at law or in equity, whether known or unknown, which may exist or which may have arisen up to and including the date of the execution of this Agreement (the “Claims”), that Mr. Valenzuela had, has, or might claim to have against Apigee, including, but not limited to:

a. any and all claims in connection with Mr. Valenzuela’s employment relationship, the terms and conditions of his employment (including compensation, commission, insurance and other benefits and terms and conditions of employment practices of Apigee);

b. any and all claims in connection with the termination of Mr. Valenzuela’s employment relationship or the surrounding circumstances of that relationship;

c. any and all claims of discrimination on the basis of race, religion, sex, age, color, national origin, ancestry, disability, handicap, medical condition, and marital status, or other employment claims for injury to Mr. Valenzuela arising under the Fair Labor Standards Act (including the Equal Pay Act), as amended; the American’s with Disabilities Act (ADA); the Age Discrimination in Employment Act, as amended; the Older Worker Benefit Protection Act; the Immigration Reform and Control Act, as amended, the Comprehensive Omnibus Budget Reconciliation Act, as amended, the federal Family and Medical Leave Act, or any other similar state anti-discrimination laws;

d. any and all claims which may be raised under the California Workers’ Compensation Act; the Constitution of the State of California; or the Employee Retirement Income Security Act (ERISA);

e. any and all claims which may be raised pursuant to any federal, state or local law, constitution, statute, regulation, ordinance, or common law theory or other legal theory (including any and all wrongful discharge theories), whether in tort, contract, equity or otherwise.

2.2 Waiver of Civil Code Section 1542. Apigee and Mr. Valenzuela have both read and understood the following language contained in Section 1542 of the California Civil Code:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Having reviewed this provision, Mr. Valenzuela nevertheless voluntarily waives and relinquishes any and all rights or benefits, other than the obligations arising from this Agreement, which he may have under this provision or under any other similar provision of the statutory or non-statutory law of any other jurisdiction and fully and generally releases Apigee from all liability for unknown or unsuspected claims. In connection with such waiver and relinquishment, Mr. Valenzuela acknowledges that he is aware that he may discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement or the other party, but that it is his intention to settle and release fully, finally, and forever all of the matters released in this Agreement, known or unknown, suspected or unsuspected, notwithstanding the existence or subsequent discovery of any additional or different claims or facts.

2.3 ADEA Provisions and Notification. In compliance with the requirements of the Age Discrimination In Employment Act (ADEA), as amended by the Older Workers’ Benefit Protection Act of 1990, Mr. Valenzuela acknowledges by his signature below that, with respect to the rights and claims waived and released under the Age Discrimination In Employment Act (ADEA), he has read and understands this Agreement and specifically understands the following:

a.	That he may, and that Apigee advises and has advised him to, consult with an attorney before signing this Agreement;

b.	That he is releasing Apigee from, among other things, any claims which he might have against it pursuant to the Age Discrimination In Employment Act as amended;

c.	That the releases contained in this Agreement do not cover the rights or claims that may arise after the Release Date of this Agreement;

d.	That he has been given a period of twenty-one (21) days in which to consider this Agreement.

2.4 Covenant Not to Sue. Mr. Valenzuela covenants not to sue Apigee or any party released in this Agreement on account of any claim(s) released under this Agreement. Mr. Valenzuela further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued independently by any federal, state or local governmental agencies.

2.5 Promise Not to Induce or Incite Claims. Mr. Valenzuela agrees and promises that he will not induce or incite claims of discrimination, wrongful discharge, breach of contract, tortious acts, or any other claims against Apigee by any other person or employee.

Neither Mr. Valenzuela nor Apigee’s management or Board of Directors shall engage in any harassing or disparaging conduct directed at Mr. Valenzuela, Apigee or its customers or suppliers, and shall refrain from making any harassing or disparaging statements concerning Mr. Valenzuela, Apigee or its customers or suppliers.

2.6 Return of Apigee Property. Mr. Valenzuela agrees to return all Apigee property in his possession on or before his last date of employment. Such property includes, but is not limited to, Company-issued equipment, keys, data cards and/or mobile phone, all business documents, records, papers, and data pertaining to Apigee’s business or that of Apigee’s customers, proprietary computer software, printouts, brochures, original personnel records, or Confidential and Proprietary Information. Mr. Valenzuela agrees not to take with him, procure, photocopy or reproduce any documents or property of Apigee.

3.	Confidential Information/Non-solicitation.

3.1 Unfair Competition. Mr. Valenzuela shall not be restricted in terms of working for any company, assuming he honors the PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT he signed when he joined Apigee.

3.2 Non-Solicitation. Mr. Valenzuela promises and agrees to adhere to the Apigee Proprietary Information and Inventions Agreement pertaining to non-solicitation.

3.3 Confidentiality of Agreement. Mr. Valenzuela, on behalf of himself, warrants that all of the negotiations, agreements, facts, terms, amounts, and provisions of this General Release and Settlement Agreement, will remain strictly confidential. Mr. Valenzuela agrees not to discuss any negotiations, agreements, facts, terms, amount and/or provisions of this Agreement with any person or entity. As the sole exceptions to this confidentiality, it is not in violation of this Agreement if information is disclosed solely for the purposes of obtaining tax or legal advice, as long as such disclosure is made to an individual or entity bound to maintain such information in confidence under state, federal, or common law.

4.	General and Miscellaneous Terms.

4.1 Representations and Warranties. Mr. Valenzuela and Apigee represent and warrant that each has read and understood and has had access to independent legal advice with respect to the advisability of making this Agreement. Both parties have made such investigation of the facts pertaining to this Agreement and of all other matters as they deem necessary. The parties represent and warrant that each signatory has the full right and authority to enter into this Agreement and bind the party on whose behalf this Agreement is executed. The parties represent and warrant that neither has assigned or transferred to any other person or party any matter or any part of any matter released under this Agreement, and each party shall defend, indemnify, and hold harmless the other from and against any claim (including the payment of attorneys’ fees and costs actually incurred) based on, in connection with, or arising out of any such assignment or transfer.

4.2 Rights Upon Breach. Mr. Valenzuela acknowledges that in the event that he breaches any portion of this Agreement, such a breach will cause harm to Apigee. If Mr. Valenzuela should breach any portion of this Agreement, Apigee shall be entitled to cease immediately making any payments to be made pursuant to this Agreement and shall not be obligated to make any remaining payments. In addition, Apigee shall be entitled to recover from Mr. Valenzuela the full settlement amount previously paid under this Agreement and/or injunctive relief, plus attorneys’ fees and all other costs and expenses, or any other equitable or legal remedy or damages incurred in enforcing this Agreement or in prosecuting any counterclaim or cross claim based on this Agreement.

4.3 Waiver/Severability. Waiver by either party of any default or breach of this Agreement by the other party will not constitute or be construed as a waiver of any subsequent default or breach. Should any of the provisions of this Agreement be declared invalid, illegal or unenforceable, the validity of the remaining provisions will not be affected.

4.4 Revocation. Mr. Valenzuela may revoke this Agreement at any time during the seven (7) day period following the date of execution, and this Agreement shall not become effective until the expiration of that seven (7) day period. If Mr. Valenzuela revokes this Agreement, Apigee shall be under no obligation or duty to provide, and shall not provide Mr. Valenzuela any of the consideration as described in Section 1. To be effective, such revocation must be received by Paul DuCharme, People Operations, in writing. Revocation can be made by hand delivery, telegram, facsimile with overnight mail confirmation, or mail postmarked before the expiration of this seven (7) day period.

4.5 Section 409A. The severance payments and benefits under this Agreement are intended to be exempt from the requirements of “Section 409A” (as defined below) so that none of the payments to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms in this Agreement will be interpreted to be so exempt or otherwise comply with Section 409A. Specifically, the cash severance payments under Sections 1.2(a)(i), (ii) and (iv) of this Agreement are intended to be exempt from Section 409A pursuant to the “short-term deferral exemption” under Section 409A and in all cases will be paid no later than March 15, 2015. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Treasury Regulation Section 1.409A-2(b)(2). In no event will Apigee reimburse Mr. Valenzuela for any taxes that may be imposed on Employee as a result of Section 409A. Mr. Valenzuela and Apigee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to him under Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, any final regulations and guidance under that statute, and any applicable state law equivalent, as each may be amended or promulgated from time to time.

4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of California.

4.7 Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties and constitutes the only and entire agreement between Apigee and Mr. Valenzuela. This Agreement may be modified only with a written instrument executed by both parties. No person has any authority to make any representation or promise on behalf of any party that is not set forth in this Agreement, and the parties acknowledge that this Agreement has not been executed in reliance upon any representation or promise except those contained in it.

Mr. Valenzuela and Apigee have read this Agreement, understand all of its terms, and execute it voluntarily with full knowledge of its significance.

Date: November 21, 2014	By:	/s/ Chet Kapoor
Apigee Corporation
Name: Chet Kapoor
Title: Chief Executive Officer

Date: November 22, 2014	By:	/s/ Steve Valenzuela
Steve Valenzuela

Exhibit A

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (“Agreement”) is entered into between Apigee Corporation (“Apigee”) and Steve Valenzuela (“Contractor”) effective December 24, 2014 (“Effective Date”). The terms of this Agreement shall apply to all services provided by Contractor under this Agreement (“Services”).

1.	SERVICES

1.1	Statements of Work. Contractor shall diligently provide Services on behalf of and as directed by Apigee as specified in one or more statement(s) of work executed under this Agreement (“Statement(s) of Work” or “SOWs”), each such SOW to be attached hereto as an Exhibit A-1 and incorporated by reference herein. Each Statement of Work shall reference this Agreement, specify the Services to be performed, names of the individual(s) of Contractor who will work on the project described in the Statement of Work, the compensation to be paid to Contractor, the method of invoicing and payment, the reports of work completed that may be required, and other provisions applicable to a particular project.

2.	SERVICES FEES

2.1	Services Fees. The Services fees to be paid to Contractor hereunder and the applicable payment dates and/or schedules shall be specified in the applicable SOW. Contractor shall commence Services hereunder promptly upon the receipt of the applicable SOW executed by both parties.

2.2	Incidental Expenses. Apigee shall only reimburse Contractor for reasonable expenses incurred by Contractor that have been pre-approved in writing by Apigee. Contractor shall provide copies of the applicable receipts to Apigee for such expenses.

2.3	Invoicing and Payment. Apigee shall pay Contractor for Services listed under an SOW in accordance with the SOW.

2.4	Taxes. The fees listed in this Agreement do not include federal, state, local, sales, use, excise, or similar taxes levied on the Services provided under this Agreement. Apigee shall have no obligation to pay any taxes or fees related to the provision of the Services and/or based on Contractor’s gross or net income or receipts, personal property taxes, and any other taxes or any interest or penalties arising from Contractor’s failure to invoice taxes, file returns or provide tax information as required under applicable law or regulation.

2.5	Records. Contractor shall maintain adequate books, records and documents in accordance with generally accepted accounting procedures, including, original receipts for costs or expenses billed to Apigee, evidencing the Services performed, hours worked, and expenses under this Agreement. At a minimum, such records shall be retained for a period of two (2) years from the date that such work is concluded. Upon written request by Apigee, Contractor shall provide Apigee or its designee with access to such books and records in order to determine the accuracy of the charges and fees under this Agreement.

3.	OWNERSHIP AND TITLE

3.1	Developments. Except as otherwise set forth in the applicable SOW and as to Pre-Existing Works as set forth in Section 3.2 below:

All intellectual property including inventions, improvements, developments, trade secrets, copyrightable works, software, papers, deliverables, and materials disclosed or first reduced to tangible work product by Contractor, solely or in collaboration with others, in the course of its performance hereunder (the “Developments”), shall be the sole and exclusive property of Apigee and Apigee shall exclusively have all ownership and title thereto and all intellectual property and proprietary rights therein; and,

Contractor agrees that: (a) the Developments shall be works made for hire and that Apigee shall retain all copyright, patent, trade secret, trademark and any other intellectual property and proprietary rights in the Developments; (b) Contractor will assign and hereby does assign to Apigee, at no additional consideration, all right, title and interest to the Developments and all extensions and renewals thereof; and (c) Contractor will promptly execute a written assignment of such rights in the Developments to Apigee and any other documents necessary for Apigee to establish, preserve or enforce its rights in and to the Developments if so requested in writing by Apigee during the term of this Agreement or thereafter.

3.2

Pre-Existing Works. Deliverables provided by Contractor hereunder may contain any of Contractor’s pre-existing works and/or any third party works (“Pre-Existing Works”). All deliverables provided under an SOW shall be deemed Developments, except as otherwise defined in the SOW as Pre-Existing Works. In connection with any Pre-Existing Works provided to Apigee hereunder, Contractor represents that it has the right to distribute such Pre-Existing Works hereunder and to provide such Pre-Existing Works pursuant to the applicable SOW, and hereby grants Apigee a non-exclusive, perpetual, worldwide, fully paid-up, royalty free license to make, use, copy, reproduce, modify, make derivative works thereof, and/or distribute the Pre-Existing Works and such derivative works.

4.	TERM AND TERMINATION

4.1	Term. The Term of this Agreement shall be six (6) months commencing on the Effective Date written below, unless performance of the applicable SOW has been completed prior thereto or the Agreement is otherwise terminated earlier as provided herein. This Agreement may be extended until an SOW has been completed or terminated as required by such an SOW or upon written Agreement of the parties.

4.2	Termination for Convenience. Apigee may terminate this Agreement at its convenience immediately upon written notice to Contractor.

4.3	Termination for Breach. Each party may terminate this Agreement and/or any Statement of Work upon written notice if the other party materially breathes this Agreement or a Statement of Work and fails to correct the breach within thirty (30) days following written notice specifying the breach.

4.4	Effect of Termination. In the event of any termination of this Agreement and/or any Statement of Work under this Section 4, Contractor shall (I) be paid any and all undisputed amounts for time actually worked, properly documented, and approved by Apigee prior to the date of termination; and (ii) promptly deliver to Apigee any and all Deliverables created under this Agreement. The parties’ rights and obligations under Sections 3, 4, 5, and 6 shall survive termination of this Agreement.

5.	WARRANTIES AND LIMITATIONS

5.1	Warranties

A. Contractor represents and warrants that there exists no actual or potential conflict of interest concerning the Services to be performed under this Agreement. Contractor further represents that Contractor’s performance under this Agreement does not require the breach of any agreement or obligation to keep in confidence the proprietary information of another party. Contractor will not bring to Apigee or use in performance of Contractor’s duties under this Agreement any materials or documents of another party considered confidential or proprietary unless Contractor has obtained written authorization from such party, and the informed consent of Apigee, for the possession and use and distribution of such materials. Contractor hereby represents and warrants to Apigee that it will fully comply with any and all applicable national, federal, state, provincial, and local laws, codes, and government regulations.

B. Contractor hereby warrants that its Services hereunder shall be performed diligently and in a professional and workmanlike manner by skilled and trained personnel, and, at a minimum, shall be performed in accordance with generally accepted industry standards.

C. EXCEPT AS OTHERWISE SPECIFIED UNDER THIS AGREEMENT, THE WARRANTIES FOR THE PARTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.2	Limitation of Liability. Except for a breach of Section 6.1, in no event shall either party be liable for any indirect, incidental, special or consequential damages, or damages for loss of profits, revenue, data or use, incurred by either party or any third party, whether in an action in contract or tort, even if the other party has been advised of the possibility of such damages. Except for a breach of Section 6.1, in no event shall either party’s liability for damages hereunder exceed the amount of fees paid to Contractor under this Agreement.

6.	GENERAL TERMS

6.1	Confidential information. By virtue of this Agreement, Contractor will have access to information that is sensitive, of a competitive nature, and confidential to Apigee (“Confidential Information”). For the purposes of this Section, “Confidential Information” shall include information disclosed in any form, whether or not marked or identified as “confidential”: (i) the Developments; (ii) all software, technical data, documentation, product plans, product ideas, financial information, customer lists, leads, marketing and customer data of Apigee; (iii) any other material or information that is either marked as confidential or is disclosed under circumstances that one would reasonably expect it to be confidential; and (iii) the terms of this Agreement.

Confidential Information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of Contractor, or (b) was in Contractor’s lawful possession prior to the disclosure and can be documented as such by Contractor’s written records.

Contractor shall hold it in Confidential Information In strict confidence during the term of this Agreement and for ten years thereafter. Contractor shall use the Confidential Information it receives under this Agreement solely to facilitate the Services provided under this Agreement. Contractor shall not make the Confidential Information available in any form to any other party. Contractor shall use best efforts to prevent unauthorized disclosure of Confidential Information.

All Confidential Information furnished to Contractor shall remain solely the property of Apigee. Confidential Information, including all copies in any form, shall be returned to Apigee upon completion or termination of this Agreement, or upon request by Apigee, may be destroyed and certified as such.

6.2	Independent Contractor/Background Check. Each party hereto agrees that it is an independent contractor to the other party hereto and, as such, it is not an employee or principal of such other party. Each party will not act for or in the place of the other in relations with third parties. Each party is not responsible for withholding or deducting from the compensation of the other party’s employees, agents and contractors, any sums for national, federal, state income taxes, social security, unemployment compensation, medical, dental, workers’ compensation or disability insurance coverage, pension or retirement plans or the like. Contractor specifically agrees to pay any and all of the foregoing. Contractor agrees that Apigee may perform its standard 3rd party background check on Contractor and that in the event that Contractor does not fully pass such check, Apigee may terminate this Agreement immediately.

6.3	Governing Law/Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by the laws of the State of California and shall be deemed to be executed in California. Any legal action or proceeding relating to this Agreement shall be instituted in a state or federal court in Santa Clara County, California. The parties agree to submit to the jurisdiction of, and agree that venue shall be held in, these courts in any such legal action or proceeding.

6.4	Notice. All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed by private carrier that provides confirmation of delivery has confirmed such delivery or upon receipt of e-mail, to the applicable address listed below.

6.5	Assignment. Contractor shall not assign this Agreement to another legal entity or third party without the prior written consent of Apigee.

6.6	Severability and Waiver. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force. The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

6.7	Non-Solicitation. Contractor shall not recruit for employment (employee or contractor) any Apigee employee of contractor for one (1) year from the termination of this Agreement.

6.8	Entire Agreement. This Agreement constitutes the complete agreement between the parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party; no other act, document, usage or custom shall be deemed to amend or modify this Agreement.

Executed by Apigee Corporation:

Authorized Signature:	/s/ Paul E. DuCharme
Name:	Paul DuCharme
Title:	CPO
Address:	10 Almaden Blvd, 16th Floor
San Jose, CA 95113
E-mail:	ap@apigee.com
Date:	November 20, 2014

Executed by Contractor:

Authorized Signature:	/s/ Steve Valenzuela

Name:	Steve Valenzuela

Address:

E-mail:

EXHIBIT A-1

STATEMENT OF WORK

This Statement of Work (“SOW”) is effective December 24, 2014 (“Effective Date”) by and between Apigee Corporation (“Apigee”) and Steve Valenzuela (“Contractor”) and shall be governed by the terms of the Independent Contractor Agreement effective December 24, 2014 between the parties (the “Agreement”).

A.	SERVICES

1.	Contractor Obligations.

Scope of Services to be provided

Contractor may provide the following Services hereunder.

Assistance on transitioning projects and general consulting on finance and investor relations matters as requested from time to time by Apigee. Work shall occur only with the prior written approval of the CEO of Apigee.

2.	Performance Period.

The term of this SOW shall start on December 24, 2014 and continue until June 23, 2015 (-Term”). The Term may be extended by the mutual agreement of the parties.

B.	RATES AND PAYMENTS

1.	Rates.

Services shall be provided under this SOW at a rate of $250 USD/hr.

2.	Payment.

Contractor shall invoice Apigee by e-mail to ap@apigee.com every month for the Services performed and expenses pre-approved in writing and incurred during such period and payment shall be made by Apigee within thirty (30) days of receipt of invoice to the address listed in the Agreement.

Apigee Corporation

Signature:	/s/ Steve Valenzuela	Signature:	/s/ Paul E. DuCharme

Name:	Steve Valenzuela	Name:	Paul DuCharme

Title:	CFO	Title:	CPO